Exhibit 99.1

COMBIMATRIX CORPORATION REPORTS

RECORD LAB SERVICES REVENUE FOR 2012 SECOND QUARTER

Prenatal Testing Grew 77% in First Half;

Positive NIH Study Publication Expected in Q3

IRVINE, California, August 9, 2012 (GLOBE NEWSWIRE) — CombiMatrix Corporation (NASDAQ: CBMX), a molecular diagnostics company performing DNA-based testing services for cancer and developmental disorders, reported today that total revenues for the second quarter and first six months of 2012 increased to a record $1.3 million and $2.6 million, respectively, up 6 percent and 19 percent from the second quarter and first six months of 2011.  Revenues from the Company’s core prenatal testing markets in the second quarter grew by 48 percent over the corresponding period in 2011 and grew by more than 77 percent in the first six months of the year over the prior year period. The Company performed a total of 1,459 billable diagnostic tests for 116 customers in the second quarter of 2012, compared to 1,201 tests for 106 customers in the second quarter of 2011 and 1,377 tests for 105 customers in the first quarter of 2012.

In May, the Company announced that it would direct resources to build on its advantageous position and success in the prenatal and pediatric markets, while in oncology, it would focus almost exclusively on laboratory partnerships and de-emphasize direct oncology efforts.  Prenatal testing revenues in the second quarter and first half of 2012 were $422,000 and $794,000, respectively, as compared to $284,000 and $449,000 in the 2011 periods.

CombiMatrix President and Chief Executive Officer Judd Jessup said, “We are pleased that our new strategy and refocused commercial activities had a positive impact on revenues and sales force efficiency in the second quarter.  Our expanding test menu and ability to gain the samples earlier in the testing process has allowed us to gain market share in the prenatal segment.  We anticipate that momentum to continue and are looking to capitalize on the upcoming publication of the National Institutes of Health (NIH) sponsored study that compares the use of microarray testing to standard chromosome karyotyping.  We believe that the results of the study will be published in a top medical journal and that those data will usher in a steady shift among physicians towards making the microarray the standard of care for prenatal genetic testing.

“In addition to the progress in the developmental segments,” continued Jessup, “the Company secured new business that gives us solid commercial momentum into the second half.  That new business included laboratory and analytical support services associated with a clinical trial being conducted by Affymetrix. In addition, the Company recently signed a contract with a large prenatal customer that expects to begin shipping samples immediately and anticipates an ongoing quantity of samples that alone could increase our prenatal run rate by 20 to 50 percent in the coming year. The combination of those two customers should make a measurable impact on test volume and revenues beginning in the third quarter.”

Net loss from continuing operations during the second quarter of 2012 was $(2.0 million), or $(0.19) per basic and diluted share from continuing operations, compared to $(1.9 million), or $(0.18) per basic and diluted share from continuing operations in the second quarter of 2011.  Net loss from continuing operations during the first six months of 2012 was $(4.4 million), or $(0.41) per basic and diluted share from continuing operations, compared to $(3.6 million), or $(0.43) per basic and diluted share from continuing operations in the first six months of 2011.

In May 2012, the Company announced and implemented cost reduction measures, including the restructuring of the sales force and headcount reduction as part of a program to decrease overall expenses and cash burn levels.  Management estimates that the reductions from the headcount and associated expenses alone will result in savings of almost $300,000 per quarter.

Cash and cash equivalents totaled $3.2 million as of June 30, 2012 vs. $6.4 million as of December 31, 2011.  Cash used in operating activities were $(1.5 million), $(3.1 million), $(1.5 million) and $(3.1 million) for the three and six months ended June 30, 2012 and 2011, respectively.  During the first six months of 2012, increased cash reimbursement from customers due primarily to optimized billing and collections procedures was offset by increased operating expenses as the Company invested in both sales and marketing resources and in expansion of its testing menu.  The Company expects its cost reduction efforts to reduce its operating cash burn in future periods.

Conference Call

CombiMatrix will host a conference call at 8:00 a.m. Pacific Time (11:00 a.m. Eastern) today to discuss the second quarter 2012 financial results.  To attend the presentation by phone, dial 1-877-419-6590 for domestic callers and 1-719-325-4824 for direct dial or international callers. To listen to the call via CombiMatrix’s website, go to www.combimatrix.com, in the Investor/Events section, (http://investor.combimatrix.com/events.cfm).  A replay of the presentation will be available following the presentation, either via the CombiMatrix website Investor/Events section (http://investor.combimatrix.com/events.cfm) or by dialing 1-877-870-5176 for domestic callers or 1-858-384-5517 for direct-dial international callers. When prompted, enter playback pin number 2064323.

About CombiMatrix Corporation

CombiMatrix Corporation, through its wholly owned subsidiary, CombiMatrix Molecular Diagnostics, Inc. (CMDX), is a molecular diagnostics laboratory which offers DNA-based testing services to the prenatal, pediatric and oncology markets.  The Company performs genetic testing utilizing Microarray, FISH, PCR and G-Band Chromosome Analysis.  CMDX offers prenatal and pediatric testing services for the detection of abnormalities of genes at the DNA level beyond what can be identified through traditional technologies.  CMDX was also the first commercial clinical laboratory in the United States to make comprehensive DNA-based genomic analysis of solid tumors, including breast, colon, lung, prostate and brain tumors, available to oncology patients and medical professionals.  Additional information about CMDX is available at www.cmdiagnostics.com or by calling 1-800-710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations, speak only as of the date hereof and are subject to change.  All statements, other than statements of historical fact included in this press release, are forward-looking statements.  Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “goal,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words and include, but are not limited to, statements regarding projected results of operations and management’s future business, operational and strategic plans, test menu expansion, services and reports development and attracting greater prenatal genetic screening business.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  The risks and uncertainties referred to above include, but are not limited to:  our ability to successfully expand the base of our customers and strategic partners, add to the menu of our diagnostic tests in both of our primary markets, develop and introduce new tests and related reports, optimize the reimbursements received for our testing services, and increase operating margins by improving overall productivity and expanding sales volumes; our ability to successfully accelerate sales, allow access to samples earlier in the testing continuum, steadily increase the size of our customer rosters in both developmental medicine and oncology; our ability to attract and retain a qualified sales force; rapid technological change in our markets; changes in demand for our future products; legislative, regulatory and competitive developments; general economic conditions; and various other factors.  Further information on potential factors that could affect our financial results is included in our Annual Report on Form 10-K, Quarterly Reports of Form 10-Q, and in other filings with the Securities and Exchange Commission.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason, except as required by law.

Company Contact:	Investor Relations Contact:
R. Judd Jessup	Matthew H. Clawson
President & CEO, CombiMatrix Corporation	Partner, Allen & Caron, Inc.
Tel (949) 753-0624	Tel (949) 474-4300
matt@allencaron.com

COMBIMATRIX CORPORATION

CONSOLIDATED SUMMARY FINANCIAL INFORMATION

(In thousands, except share and per share information)

(Unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenues
Services	$1,252	$1,209	$2,496	$2,122
Royalty	54	25	79	50
Total revenues	1,306	1,234	2,575	2,172

Operating expenses:
Cost of services	677	693	1,336	1,323
Research and development	342	321	792	660
Sales and marketing	679	671	1,552	1,228
General and administrative	1,569	1,369	3,143	2,695
Patent amortization and royalties	66	66	142	131
Total operating expenses	3,333	3,120	6,965	6,037
Operating loss	(2,027)	(1,886)	(4,390)	(3,865)
Other income (expense):
Interest income	—	1	1	2
Interest expense	(6)	(4)	(12)	(9)
Total other expense	(6)	(3)	(11)	(7)
Net loss from continuing operations	(2,033)	(1,889)	(4,401)	(3,872)
Income from discontinued operations	—	205	—	236
Net loss	$(2,033)	$(1,684)	$(4,401)	$(3,636)

Basic and diluted net loss per share from continuing operations	$(0.19)	$(0.18)	$(0.41)	$(0.43)
Basic and diluted net income per share from discontinued operations	—	0.02	—	0.03

Basic and diluted net loss per share	$(0.19)	$(0.16)	$(0.41)	$(0.40)

Basic and diluted weighted average common shares outstanding	10,704,121	10,466,912	10,704,121	9,051,518

CONSOLIDATED BALANCE SHEET INFORMATION:

	June 30,	December 31,
	2012	2011

Total cash and cash equivalents	$3,159	$6,385
Total assets	$5,317	$9,448
Total liabilities	$1,314	$1,298
Total shareholders’ equity	$4,003	$8,150